Exhibit 99.1

Edison Nation Reports Preliminary Unaudited First Quarter 2019 Revenue Growth of Over 68% to $5.7 Million

Growth Driven by Successful Product Launches and Efficiencies Across Platform

PHILLIPSBURG, N.J., May 9, 2019 – Edison Nation, Inc. (NASDAQ: EDNT), a full-service product development and marketing company, has reported preliminary unaudited financial results for the first quarter end March 31, 2019.

Edison Nation is expecting Q1 2019 revenues to increase by over 68% to $5.7 million, compared to Q1 2018 revenues of $3.4 million. This increase is primarily due to the consolidation of several businesses acquired in the second half of 2018, as well as several successful Q1 2019 products launches.

The Company’s 2019 anticipated financial results are preliminary and based on the most current information available and are subject to the completion of the financial statements. The Company anticipates releasing its financial and operations results via a press release and 10-Q on May 15, 2019.

“The strong first quarter growth highlights the success of product launches and the integration of our end-to-end product solution into one cohesive platform,” said Chris Ferguson, Chief Executive Officer of Edison Nation. “To that end, we have consolidated all businesses into three operating units which allows us to leverage each distinct area of focus. These units focus on idea development, product launches and sales optimization.”

“We spent 2018 building the engine and believe that we are well positioned to create significant value for our shareholders. As we move throughout 2019, we anticipate leveraging our unique platform at an accelerated pace, which will allow us to bring products to market at light speed and grow sales across all channels.” concluded Ferguson.

About Edison Nation, Inc.

Edison Nation, Inc. (NASDAQ: EDNT) is a vertically integrated innovation aggregation and full-service product development and manufacturing company, offering innovation sourcing, design, sales, fulfillment and shipping services. Edison Nation's model is to provide a risk-mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.edisonnation.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company’s views as of any subsequent date. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing the Company’s products in global markets, competition in the market for consumer products, any inability to raise capital to fund operations and service the Company’s debt. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations:

Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449
EDNT@mzgroup.us